SYMYX TECHNOLOGIES, INC.
OFFER TO EXCHANGE OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK

NOTICE OF WITHDRAWAL FORM

To Global Shares:

I previously signed, dated and returned an Election Form in which I elected to accept the offer by Symyx Technologies, Inc. (the “Company”) to exchange Eligible Option Grants for Replacement Options (the “Offer”) as set forth in the Offer to Exchange Outstanding Options to Purchase Common Stock, the Summary Term Sheet, the related cover letter, the Glossary and the Questions and Answers (collectively, the “Offer Documents”).  Defined terms not explicitly defined herein shall have the same definitions as in the Offer Documents.

I now wish to change my previous election and reject the Offer.  I understand that by signing this Notice of Withdrawal Form and delivering it to Global Shares, I will be withdrawing my acceptance of the Offer, and rejecting the Offer, in its entirety.

I understand that in order to reject the Offer, I must sign, date and deliver this Notice of Withdrawal Form to Global Shares, as provided in the attached instructions, before 5:00 p.m., U.S. Pacific Time, on September 10, 2008, or later if the Company extends the expiration of the Offer to later date, before the extended Expiration Date.

By rejecting the Offer I understand that I will not receive any Replacement Options, and I will keep my Eligible Option Grants.  These options will continue to be governed by the equity incentive plan under which these options were granted and the existing option agreements between the Company and me.

I understand that I may change this election, and once again accept the Offer, by delivering a new Election Form to Global Shares in accordance with the instructions set forth in the Election Form prior to 5:00 p.m., U.S. Pacific Time, on September 10, 2008, or later if the Company extends the expiration of the Offer to later date.

I have completed and signed the following exactly as my name appears on my original Election Form.

I do not accept the offer to exchange options.

Optionee Signature	Employee ID or Social Security Number

Optionee Name (Please print)	E-mail Address	Date and Time

PLEASE SUBMIT THIS NOTICE OF WITHDRAWAL FORM VIA EMAIL TO GLOBAL SHARES VIA EMAIL AT  SYMYX@GLOBALSHARES.COM OR FACSIMILE TO GLOBAL SHARES AT (925) 886-8822 NO LATER THAN 5:00 PM, U.S. PACIFIC TIME, ON SEPTEMBER 10, 2008.

GLOBAL SHARES WILL SEND YOU AN EMAIL CONFIRMATION WITHIN TWO BUSINESS DAYS OF RECEIPT.

INSTRUCTIONS TO THE NOTICE OF WITHDRAWAL FORM

1.  Delivery of Notice of Withdrawal Form.

A properly completed and executed copy of this Notice of Withdrawal Form must be delivered via email to Global Shares at Symyx@GlobalShares.com or facsimile to Global Shares at (925) 886-8822 before 5:00 p.m., U.S. Pacific Time, on September 10, 2008 (the Expiration Date).

The method by which you deliver any required documents is at your option and risk, and the delivery of such documents will be deemed made only when actually received by Global Shares.   You should allow sufficient time to ensure timely delivery.

Although by submitting a Notice of Withdrawal Form with respect to your previous election, you have withdrawn your election to exchange your Eligible Option Grants, you may change your mind and re-accept the Offer at any time prior to the Expiration Date. If the Company extends the Expiration Date, you may elect to accept the Offer at any time prior to the new Expiration Date. To change your election, you must deliver a new signed and dated Election Form in accordance with the instructions included with the Election Form to the Company before the Expiration Date. Your options will not be properly exchanged for purposes of the Offer unless you again elect to accept the Offer before the Expiration Date by delivery of the new Election Form following the procedures described in the instructions to the Election Form.

If you do not wish to withdraw your election IN ITS ENTIRETY, you should not fill out this Notice of Withdrawal Form. If you wish to change your election with respect to only particular Eligible Option Grants, then you should complete and deliver a new Election Form instead. As noted in the Offer Documents, you may select Eligible Option Grants to be exchanged for a reduced number of Replacement Options. You do not have to exchange all your Eligible Option Grants, but for each individual Eligible Option Grant you do choose to exchange, you must cancel the entire outstanding, unexercised portion. You may change your mind about which Eligible Option Grants you would like to exchange at any time before the Expiration Date. If the Company extends the expiration of the Offer beyond that time, you may change your election regarding particular Eligible Option Grants you elected to exchange at any time prior to the new Expiration Date. To change your election regarding any particular Eligible Option Grants you previously elected to exchange, while continuing to elect to participate in the Offer, you must deliver a signed and dated new Election Form, with the required information, following the procedures described in the instructions included with the Election Form. You must indicate on the new Election Form that it replaces a previously submitted Election Form in the check box provided on the form.  Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form.

2. Other Information on This Notice of Withdrawal Form.     In addition to signing this Notice of Withdrawal Form, you must print your name and indicate the date and time at which you signed. You must also include your email address and your employee identification number or your social security number, as appropriate.

3. Requests for Assistance or Additional Copies.      Additional copies of the Offer Documents or this Notice of Withdrawal Form can be found on our intranet website.  If you cannot use this website or have any questions regarding the Offer, please contact Jim Vidano at exchangeoffer@symyx.com or Global Shares at Symyx@GlobalShares.com.